Exhibit 99.1

FOR IMMEDIATE RELEASE

BAXTER PROVIDES UPDATE ON NORTH COVE, N.C., FACILITY AND HURRICANE HELENE
RELIEF PLANS FOR COMMUNITY
• Baxter’s North Cove facility affected by flooding and currently closed for production as the company assesses extent of the impact
•Company is working closely with FDA, ASPR, HHS, FEMA, Department of Homeland Security and local and state officials
•Baxter and the Baxter International Foundation are committed to supporting recovery efforts in impacted local communities

DEERFIELD, Ill., SEPT. 29, 2024 – Baxter International Inc. (NYSE:BAX), a global medtech leader, today shared updates regarding the impact of Hurricane Helene, which brought unprecedented rain and extensive flooding to Western North Carolina, on the operations of its North Cove facility in Marion, N.C.
Baxter’s North Cove site was affected by flooding due to the storm and is currently closed for production. The company is working around the clock in close coordination with local, state and federal officials to assess the extent of the damage and implement a plan to bring the plant back online as quickly as possible to help mitigate supply disruption to patients.
“Our hearts and thoughts are with all those affected by Hurricane Helene,” said José (Joe) E. Almeida, chair, president and chief executive officer at Baxter. “The safety of our employees, their families, and the communities in which we operate remains our utmost concern, and we are committed to helping ensure reliable supply of products to patients. Remediation efforts are already underway, and we will spare no resource -- human or financial -- to resume production and help ensure patients and providers have the products they need.”
Ahead of the storm, Baxter implemented its hurricane preparedness plan, which included evacuation plans for colleagues, as well as proactively moving products to higher ground or secure storage where feasible. The heavy rain and storm surge triggered a levee breach, which led to water permeating the site. The bridges accessing the site have also been damaged.
Baxter is communicating with its customers about the actions the company is taking to minimize potential disruptions. These include actively managing inventory and implementing a protective allocation process by product line to help support supply continuity and equitable product distribution. The company will leverage Baxter's global manufacturing network to help mitigate potential supply impact as it continues efforts to fully restore North Cove's manufacturing operations.
The Baxter International Foundation has committed $1.5 million in donations to its humanitarian aid partners to help address recovery needs, including allocating additional funds to its Employee Disaster Relief Fund, and is matching employee donations $2:$1 to relief efforts.
Baxter is working diligently with and is grateful for the strong support of regulatory agencies, including HHS (Department of Health and Human Services), FDA (U.S. Food and Drug Administration), ASPR (Administration for Strategic Preparedness & Response), FEMA (Federal Emergency Management Agency), DHS (Department of Homeland Security), and local and state authorities, its partners on the ground, and the dedication and resilience of Baxter colleagues. Baxter will continue to provide updates as additional information becomes available and aims to provide an update on estimated timing to resume production as soon as it is able.
While the company is working expeditiously to restore its manufacturing operations and return to production, the disruption is anticipated to negatively impact the company's financial results. Once the company can more fully assess the damage, it will be in a better position to estimate any expected impact and plans to provide an update in its third quarter earnings announcement.
About North Cove, N.C.
Opened in 1972, North Cove is Baxter’s largest manufacturing facility and includes more than 2,500 employees. The site primarily manufactures intravenous and peritoneal dialysis solutions and is the largest manufacturer of these solutions in the United States.
About Baxter
Every day, millions of patients, caregivers and healthcare providers rely on Baxter’s leading portfolio of diagnostic, critical care, kidney care, nutrition, hospital and surgical products used across patient homes, hospitals, physician offices and other sites of care. For more than 90 years, we’ve been operating at the critical intersection where innovations that save and sustain lives meet the healthcare providers who make it happen. With products, digital health solutions and therapies available in more than 100 countries, Baxter’s employees worldwide are now building upon the company’s rich heritage of medical breakthroughs to advance the next generation of transformative healthcare innovations. To learn more, visit www.baxter.com and follow us on X, LinkedIn and Facebook.

Forward-Looking Statements
This press release contains forward-looking statements related to the impact of Hurricane Helene on Baxter’s North Cove, N.C. facility and Baxter’s relief plans including Hurricane Helene’s anticipated negative financial impact, Baxter’s plans to provide further commentary during its third-quarter 2024 earnings announcement, Baxter’s use of resources to resume production and help ensure that patients and providers have required resources, Baxter’s actions and communication to minimize disruptions, mitigate the supply impact of Hurricane Helene and restore operations, Baxter’s commitment to provide updates regarding the timing to resume production and Baxter International Foundation’s commitment to help address recovery needs. These forward-looking statements are subject to risks and uncertainties that include, among other things, risks related to further disruption due to Hurricane Helene or other storm-related events and other risks identified in Baxter's most recent filings on Form 10-K and Form 10-Q and other SEC filings, all of which are available on Baxter's website. Actual results could differ materially from anticipated results. Baxter does not undertake to update its forward-looking statements or any of the statements contained in this press release.

Baxter is a registered trademark of Baxter International Inc., or its subsidiaries.

Media Contact
Stacey Eisen, (224) 948-5353
media@baxter.com

Investor Contact
Clare Trachtman, (224) 948-3020

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